Exhibit 10.2
RELEASE
     This Release is entered into as of this 1st day of July, 2008, by and between Ralf Goettel (hereinafter “Employee”) and Dana Limited. (“Dana”).
1.	Dana agrees to provide Employee with the award in accordance with the terms provided for in the letter to Employee from Dana dated July 1, 2008 (the “Letter”) after Employee executes this Release and it becomes effective pursuant to its terms as set forth below.
2.	Employee represents that Employee has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to Employee’s employment with Dana or any of its subsidiaries or affiliates; provided, however, that nothing contained in this Release shall prohibit Employee from bringing a claim to challenge the validity of the Release herein. In consideration of the award described in paragraph 1 above, Employee, on Employee’s own behalf, and on behalf of Employee’s heirs, successors and assigns, hereby release Dana, all of its past and present subsidiaries and affiliates, and all of its and their past and present directors, officers, employees, employee retirement plans, employee welfare plans; and all of its and their respective heirs, successors, and assigns from any and all claims, charges, complaints, causes of action, demands, and liabilities that Employee might otherwise have asserted arising out of Employee’s employment with Dana or any of its subsidiaries or affiliates, including but not limited to those based on contracts, discrimination or the payment of wages or other compensation paid as a result of that employment (including but not limited to the payment of incentive compensation otherwise provided pursuant to the EIC for 2008 in accordance with the 2007 Executive Employment Agreement between the Employee and Dana Corporation). However, except as provided herein, Employee is specifically not releasing rights, if any, to vested benefits under any benefit plan maintained by Dana pursuant to which the employee claims to have rights or any claims that may arise after the date on which Employee signs this Release other than the possible claim for EIC that might otherwise be payable in April of 2009 for the 2008 year. Those rights, and only those rights, survive unaffected by this Release.
3.	The provisions of the Letter and this Release will be construed and enforced in accordance with the laws of the State of Ohio, determined without regard to its choice of law rules.
4.	Employee further acknowledges and agrees that:
a.	The award Employee is receiving pursuant to the Letter constitutes consideration over and above any compensation or benefits that Employee might be entitled to receive without executing this Release.

b.	Dana advised Employee in writing to consult with an attorney prior to signing the Release.
c.	Employee was given a period of at least 21 days within which to consider and sign the Release.
d.	Dana has advised Employee of Employee’s right to revoke this Release at any time within seven (7) days after signing of this Release Agreement by providing written notice to the Chief Administrative Officer of Dana within this period and that this Release will not become effective until the expiration of this seven-day period.
e.	The Employee understands that their rights pursuant to any benefit plan or program maintained by Dana are unaffected by this Release but are dependent on the terms and provisions of any such specific plan or program.
f.	Employee warrants and represents that Employee’s decision to sign and deliver this Release was (a) entirely voluntary on Employee’s part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Letter; and (c) did not result from any threats or other coercive activities to induce acceptance of the award or Release.
g.	This Release is given in connection with and together with the Employee’s continued good service to Dana constitutes consideration for the award described in the Letter.
     In the event Employee decides to exercise Employee’s right to revoke within seven (7) days of Employee’s execution of this Release, Employee must do the following: (a) notify Dana in writing of Employee’s intent to revoke this Release as specified above and (b) simultaneously return in full any award received from Dana under the Letter.
     The Employee has executed this Release on the date written below.
/s/ Ralf Goettel
Employee: Ralf Goettel
Date: July 3, 2008

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